EXHIBIT 10.41
TRADEWEB MARKETS INC.

__________________________________, 2026

    Re: Omnibus Amendment to Award Agreements under 2019 Omnibus Equity Incentive Plan

Dear Grantee:

You are receiving this letter (this “Letter”) because Tradeweb Markets Inc. (the “Company”) has previously granted you an award(s) that remains outstanding as of the date hereof pursuant to the Company’s 2019 Omnibus Equity Incentive Plan (the “Plan”) in the form of restricted stock units (“RSUs”), performance restricted stock units (“PRSUs”), and/or performance stock units (“PSUs”, together with the RSUs and PRSUs, as applicable, the “Awards”), each pursuant to an award agreement(s) entered into between you and the Company (collectively, the “Award Agreements”). The Company has determined to amend your Award Agreements for each of your RSU, PRSU and PSU awards, as applicable, to provide for updated vesting terms upon your Retirement and certain terminations of your employment, as described herein. Capitalized terms used but not defined herein have the meaning set forth in the applicable Award Agreement, as amended herein.

Effective as of the date hereof, notwithstanding anything set forth in your Award Agreement to the contrary, upon the date of (A) your Retirement or (B) your termination (1) without Cause, (2) on account of your death or Disability, or (3) as a result of your resignation for Good Reason (as defined below), prior to the applicable Vesting Date set forth in your Award Agreement, your Award will fully vest. For the avoidance of doubt, the accelerated vesting described in this paragraph will not change the Settlement Date as set forth in your Award Agreement. For purposes of your Award, “Retirement” means your voluntary resignation upon six months’ notice to the Company for any reason after attaining a combination of (A) age 55 with at least 10 years of credited service or (B) age 65 with at least 5 years of credited service. If following your Retirement, you take another role in financial services prior to the Settlement Date, then the Company may provide you with written notice of such facts, in which case the Company may cancel any or all Shares received by you under the Award Agreement for no consideration.

For purposes of your Award, “Good Reason” means either of the following events without your consent: (A) any material reduction in your base salary, not including temporary reductions applied to similarly situated employees of the Company due to extraordinary circumstances; or (B) any material and adverse change in your position, title, duties or responsibilities (which would include, without limitation, any change in your reporting line that results in you reporting to someone with the same or similar title and/or responsibilities held by you at the time of the occurrence), so long as the event remains uncured (if curable) for 30 days after the Company’s receipt of written notice thereof from you, setting forth the conduct of the Company that constitutes Good Reason, not later than 60 days following the later of the occurrence of such conduct or event or the date you should reasonably have knowledge thereof. Failing a cure as described in this paragraph, a termination of employment by you for Good Reason will be effective on the day following the expiration of such cure period.

Except as expressly provided in this Letter, all of the terms and provisions of the Award Agreements are and will remain in full force and effect. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Award Agreements or as a waiver of or consent to any further or future action on the part of either you or the Company that would require the waiver or consent of the other. On and after the date hereof, each reference in the Award Agreements to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import will mean and be a reference to the Award Agreements as amended by this Letter.

This Letter and the amendments set forth herein are made pursuant to the Company’s authority under the Plan, and shall be interpreted to comply with the Plan. Any provision of this Letter inconsistent with the Plan shall be considered void and replaced with the applicable provision of the Plan. The Plan shall control in the event there shall be any conflict between the Plan, the Notice, the Award Agreements, and this Letter and it shall control as to any matters not contained in this Letter. The Committee shall have authority to construe this Letter, and to correct any defect or supply any omission or reconcile any inconsistency in this Letter, and to prescribe rules and regulations relating to the administration of this Letter. This Letter, including the amendments to your Award Agreements described herein, is effective upon the date of this Letter first set forth above.

TRADEWEB MARKETS INC.

By: _____________________________
Name:
Title:

Please acknowledge your receipt of this Letter by signing where indicated below:

ACKNOWLEDGED:

GRANTEE

By:_____________________________
Name: